Exhibit 99

FOR IMMEDIATE RELEASE June 28, 2024

PCS Edventures! Announces Results

For Fiscal Year 2024

Boise, Idaho, June 28, 2024 — PCS Edventures!, Inc. (“PCSV”), a leading provider of K-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced results of operations for its fiscal year ended March 31, 2024.

Revenue was $9.1 million compared to $7.0 million in revenue for the same period last year. Net income before tax benefit was $2.9 million compared to $1.8 million in net income for the same period last year. The Company ended its fiscal year with $1.3 million in cash.

Mike Bledsoe, President, commented, “We had another record fiscal year in terms of revenue and net income, due in no small part to the heroic efforts of our employees that I witness every day. It is extremely gratifying to see our results align with these efforts.”

Todd Hackett, CEO, stated, “While we are proud of our accomplishments to date, we also recognize that there is a lot of work in front of us to take full advantage of the opportunities this company has. We believe that we only have a small sliver of the market that is available to us. When looking out over several years, we believe that there are tremendous growth opportunities available for us to successfully pursue.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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